Exhibit 99.1

Skyworks Media Relations:	Skyworks Investor Relations:
Pilar Barrigas	Stephen Ferranti
(949) 231-3061	(781) 376-3056
Skyworks Delivers $313.3 Million in Revenue and
$0.43 of Non-GAAP Diluted EPS in Q4 FY10
•	Posts 14 Percent Sequential and 37 Percent Year-Over-Year Revenue Growth

•	Expands Operating Margin to 26.1 Percent on a Non-GAAP Basis

•	Exits the Quarter with $459 Million in Cash

•	Guides to $330 to $335 Million in Revenue, a 27-28 Percent Non-GAAP Operating Margin and $0.44 of Non-GAAP Diluted EPS in Q1 FY11
          WOBURN, Mass., Nov. 4, 2010 — Skyworks Solutions, Inc. (NASDAQ: SWKS), an innovator of high reliability analog and mixed signal semiconductors enabling a broad range of end markets, today reported fourth fiscal quarter and year end 2010 results. Revenue for the quarter was $313.3 million, up 14 percent sequentially and 37 percent year-over-year, and greater than the company’s updated guidance of $310 million provided on September 21 at its Analyst Day. For fiscal year 2010, revenue was $1.072 billion versus $802.6 million in fiscal 2009, a 34 percent increase.
          On a non-GAAP basis, operating income for the fourth fiscal quarter was $81.8 million, up from $42.5 million in the prior-year period, reflecting a 92 percent increase. Non-GAAP diluted earnings per share for the fourth fiscal quarter was $0.43, including a $0.02 benefit for lower than forecasted taxes, and compared to $0.24 for the same period a year ago. On a GAAP basis, operating income for the fourth fiscal quarter of 2010 was $65.4 million and diluted earnings per share was $0.25.
          For fiscal 2010, non-GAAP operating income was $246.3 million, up 104 percent from $120.9 million in fiscal 2009, while non-GAAP earnings per share for the year was $1.26 compared to $0.69 in fiscal 2009. On a GAAP basis, operating income for fiscal 2010 was $199.7 million and diluted earnings per share was $0.75.
          “Skyworks is capitalizing on consumers’ insatiable demand for always on connectivity, broadband mobility and access, as well as home automation applications,” said David J. Aldrich, president and chief executive officer of Skyworks. “We believe

Q4 FY10 Earnings Press Release
our strategy of diversifying across new vertical markets and customers while continuously improving operational execution will translate into sustainable above market growth, greater operating leverage and increasing shareholder value.”
Q4 Business Highlights
•	Expanded gross margin by 290 basis points year-over-year to 43.8 percent on a non-GAAP basis (43.5 percent GAAP)

•	Extended smart energy presence by capturing design wins enabling LED-based streetlight monitors and controllers

•	Ramped shipments of ZigBee™-enabled solutions targeting hospitality and security applications

•	Gained traction at Huawei and ZTE with portfolio of high performance broadband synthesizers spanning ultra wide frequency ranges

•	Secured reference design wins with Broadcom addressing HDTV, Blu-ray player, notebook, gaming console and smartphone platforms

•	Shipped more than 4 million wireless connectivity solutions in support of the rapidly emerging tablet market

•	Designed into next-generation cable head-end distribution systems at Motorola

•	Commenced volume production of analog components at Cisco for fiber to the curb (FTTC), fiber to the home (FTTH), cable set-top box and wireless video systems
First Fiscal Quarter 2011 Outlook
          “Given our strong order visibility and increasing customer demand, we are forecasting revenue in the $330 to $335 million range for the current quarter, representing a 35 to 37 percent year-over-year increase,” said Donald W. Palette, vice president and chief financial officer of Skyworks. “Operationally, we expect to deliver continued gross margin expansion and operating leverage yielding a 27-28 percent non-GAAP operating margin. As a result, we intend to increase our non-GAAP diluted earnings per share to $0.44 in the December quarter.”
          For further information regarding use of non-GAAP measures in this press release, please refer to the Discussion Regarding the Use of Non-GAAP Financial Measures set forth below.

Q4 FY10 Earnings Press Release
Skyworks’ Fourth Fiscal Quarter 2010 Conference Call
          Skyworks will host a conference call with analysts to discuss its fourth fiscal quarter 2010 results and business outlook today at 5:00 p.m. Eastern time. To listen to the conference call via the Internet, please visit the investor relations section of Skyworks’ Web site. To listen to the conference call via telephone, please call 888-256-0991 (domestic) or 913-312-1446 (international), confirmation code: 4785423.
          Playback of the conference call will begin at 9:00 p.m. Eastern time on November 4, and end at 9:00 p.m. Eastern time on November 11. The replay will be available on Skyworks’ Web site or by calling 888-203-1112 (domestic) or 719-457-0820 (international), pass code: 4785423.
About Skyworks
          Skyworks Solutions, Inc. is an innovator of high reliability analog and mixed signal semiconductors. Leveraging core technologies, Skyworks offers diverse standard and custom linear products supporting automotive, broadband, cellular infrastructure, energy management, industrial, medical, military and mobile handset applications. The Company’s portfolio includes amplifiers, attenuators, detectors, diodes, directional couplers, front-end modules, hybrids, infrastructure RF subsystems, mixers/demodulators, phase shifters, PLLs/synthesizers/VCOs, power dividers/combiners, receivers, switches and technical ceramics.
          Headquartered in Woburn, Mass., Skyworks is worldwide with engineering, manufacturing, sales and service facilities throughout Asia, Europe and North America. For more information, please visit Skyworks’ Web site at: www.skyworksinc.com.
Safe Harbor Statement
          This news release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include without limitation information relating to future results and expectations of Skyworks (including without limitation certain projections and business trends). Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “forecasts,” “intends,” “believes,” “plans,” “may,” “will,” or “continue,” and similar expressions and variations or negatives of these words. All such statements are subject to certain risks, uncertainties and other important factors that could cause actual results to differ materially and adversely from those projected, and may affect our future operating results, financial position and cash flows.
          These risks, uncertainties and other important factors include, but are not limited to: uncertainty regarding global economic and financial market conditions; the susceptibility of the wireless semiconductor industry and the markets addressed by our, and our customers’, products to economic downturns; the timing, rescheduling or cancellation of significant customer orders and our ability, as well as the ability of our customers, to manage inventory; losses or curtailments of purchases or payments from key customers, or the timing of customer inventory adjustments; changes in laws, regulations and/or policies in the United States that could adversely affect financial markets and our ability to raise capital; our ability to develop, manufacture and market innovative products in a highly price competitive and rapidly changing technological environment; economic, social and political conditions in the countries in which we, our customers or our suppliers operate, including security and health risks, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates; fluctuations in our manufacturing yields due to our complex and specialized manufacturing processes; delays or disruptions in production due to equipment maintenance, repairs and/or upgrades; our reliance on several key customers

Q4 FY10 Earnings Press Release
for a large percentage of our sales; fluctuations in the manufacturing yields of our third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of our products; the availability and pricing of third party semiconductor foundry, assembly and test capacity and raw materials; our ability to timely and accurately predict market requirements and evolving industry standards, and to identify opportunities in new markets; uncertainties of litigation, including potential disputes over intellectual property infringement and rights, as well as payments related to the licensing and/or sale of such rights; our ability to rapidly develop new products and avoid product obsolescence; our ability to retain, recruit and hire key executives, technical personnel and other employees in the positions and numbers, with the experience and capabilities, and at the compensation levels needed to implement our business and product plans; lengthy product development cycles that impact the timing of new product introductions; unfavorable changes in product mix; the quality of our products and any remediation costs; shorter than expected product life cycles; problems or delays that we may face in shifting our products to smaller geometry process technologies and in achieving higher levels of design integration; and our ability to continue to grow and maintain an intellectual property portfolio and obtain needed licenses from third parties, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our filings with the Securities and Exchange Commission.
          These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
Note to Editors: Skyworks and Skyworks Solutions are trademarks or registered trademarks of Skyworks Solutions, Inc. or its subsidiaries in the United States and in other countries. All other brands and names listed are trademarks of their respective companies.
# # #

SKYWORKS SOLUTIONS, INC.
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Year Ended
	Oct. 1,	Oct. 2,	Oct. 1,	Oct. 2,
(in thousands, except per share amounts)	2010	2009 (1)	2010	2009 (1)

Net revenues	$313,283	$228,146	$1,071,849	$802,577
Cost of goods sold	177,124	135,618	615,016	484,357

Gross profit	136,159	92,528	456,833	318,220

Operating expenses:
Research and development	35,409	31,090	134,140	123,996
Selling, general and administrative	33,689	26,311	117,853	100,421
Restructuring and other charges	—	—	(1,040)	15,982
Amortization of intangibles	1,634	2,175	6,136	6,118

Total operating expenses	70,732	59,576	257,089	246,517

Operating income	65,427	32,952	199,744	71,703

Interest expense	(627)	(1,937)	(4,246)	(8,290)
(Loss) gain on early retirement of convertible debt	—	(323)	(79)	4,590
Other (loss) income, net	(45)	396	(345)	1,753

Income before income taxes	64,755	31,088	195,074	69,756
Provision (credit) for income taxes	17,951	(27,249)	57,780	(25,227)

Net income	$46,804	$58,337	$137,294	$94,983

Earnings per share:
Basic	$0.26	$0.34	$0.78	$0.57
Diluted	$0.25	$0.33	$0.75	$0.56
Weighted average shares:
Basic	177,418	170,283	175,020	167,047
Diluted	184,734	177,120	182,738	169,663

(1)	Effective October 3, 2009, we adopted ASC 470-20 — Debt, Debt with Conversions and Other Options (“ASC 470-20”) in accordance with GAAP. Our financial statements for the three months and fiscal year ended October 2, 2009 have been adjusted to reflect the retrospective adoption of this new accounting principle.

SKYWORKS SOLUTIONS, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Year Ended
	Oct. 1,	Oct. 2,	Oct. 1,	Oct. 2,
(in thousands)	2010	2009	2010	2009

GAAP gross profit	$136,159	$92,528	$456,833	$318,220
Share-based compensation expense [a]	1,105	870	3,857	3,129
Cost of goods sold adjustments [b]	—	—	—	3,458

Non-GAAP gross profit	$137,264	$93,398	$460,690	$324,807

Non-GAAP gross margin %	43.8%	40.9%	43.0%	40.5%

	Three Months Ended		Year Ended
	Oct. 1,	Oct. 2,	Oct. 1,	Oct. 2,
(in thousands)	2010	2009	2010	2009

GAAP operating income	$65,427	$32,952	$199,744	$71,703
Share-based compensation expense [a]	14,503	7,145	40,742	23,466
Cost of goods sold adjustments [b]	—	—	—	3,458
Selling, general and administrative adjustments [b]	—	—	—	(523)
Amortization of intangible assets	1,634	2,175	6,136	6,118
Deferred executive compensation	233	242	752	732
Restructuring and other (credits) charges [b]	—	—	(1,040)	15,982

Non-GAAP operating income	$81,797	$42,514	$246,334	$120,936

Non-GAAP operating margin %	26.1%	18.6%	23.0%	15.1%

	Three Months Ended		Year Ended
	Oct. 1,	Oct. 2,	Oct. 1,	Oct. 2,
(in thousands)	2010	2009 (1)	2010	2009 (1)

GAAP net income	$46,804	$58,337	$137,294	$94,983
Share-based compensation expense [a]	14,503	7,145	40,742	23,466
Cost of goods sold adjustments [b]	—	—	—	3,458
Selling, general and administrative adjustments [b]	—	—	—	(523)
Amortization of intangible assets	1,634	2,175	6,136	6,118
Deferred executive compensation	233	242	752	732
Restructuring and other (credits) charges [b]	—	—	(1,040)	15,982
Loss (gain) on early retirement of convertible debt [c]	—	323	79	(4,590)
Amortization of discount on convertible debt [d]	322	1,130	2,502	4,646
Tax adjustments [e]	15,287	(27,504)	42,982	(27,757)

Non-GAAP net income	$78,783	$41,848	$229,447	$116,515

	Three Months Ended		Year Ended
	Oct. 1,	Oct. 2,	Oct. 1,	Oct. 2,
	2010	2009 (1)	2010	2009 (1)

GAAP net income per share, diluted	$0.25	$0.33	$0.75	$0.56
Share-based compensation expense [a]	0.08	0.04	0.22	0.14
Cost of goods sold adjustments [b]	—	—	—	0.02
Amortization of intangible assets	0.01	0.01	0.04	0.04
Restructuring and other (credits) charges [b]	—	—	—	0.09
Loss (gain) on early retirement of convertible debt [c]	—	—	—	(0.03)
Amortization of discount on convertible debt [d]	—	0.01	0.01	0.03
Tax adjustments [e]	0.09	(0.15)	0.24	(0.16)

Non-GAAP net income per share, diluted	$0.43	$0.24	$1.26	$0.69

(1)	Effective October 3, 2009, we adopted ASC 470-20 — Debt, Debt with Conversions and Other Options (“ASC 470-20”) in accordance with GAAP. Our financial statements for the three months and fiscal year ended October 2, 2009 have been adjusted to reflect the retrospective adoption of this new accounting principle.

SKYWORKS SOLUTIONS, INC.
DISCUSSION REGARDING THE USE OF NON-GAAP FINANCIAL MEASURES
Our earnings release contains the following financial measures which have not been calculated in accordance with United States Generally Accepted Accounting Principles (GAAP): (i) non-GAAP gross profit and gross margin, (ii) non-GAAP operating income and operating margin, (iii) non-GAAP net income, and (iv) non-GAAP net income per share (diluted). As set forth in the “Unaudited Reconciliation of Non-GAAP Financial Measures” table found above, we derive such non-GAAP financial measures by excluding certain expenses and other items from the respective GAAP financial measure that is most directly comparable to each non-GAAP financial measure. Management uses these non-GAAP financial measures to evaluate our operating performance and compare it against past periods, make operating decisions, forecast for future periods, compare operating performance against peer companies and determine payments under certain compensation programs. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain non-recurring expenses (which may not occur in each period presented) and other items that management believes might otherwise make comparisons of our ongoing business with prior periods and competitors more difficult, obscure trends in ongoing operations or reduce management’s ability to make useful forecasts.
We provide investors with non-GAAP gross profit and gross margin, non-GAAP operating income and operating margin and non-GAAP net income because we believe it is important for investors to be able to closely monitor and understand changes in our ability to generate income from ongoing business operations. We believe these non-GAAP financial measures give investors a more effective method to evaluate historical operating performance and identify trends, additional means of evaluating period-over-period operating performance and a method to facilitate certain comparisons of operating results to peer companies. We also believe that providing non-GAAP operating income and operating margin allows investors to better assess the extent to which ongoing operations impact our overall financial performance. We further believe that providing non-GAAP net income and non-GAAP net income per share (diluted) allows investors to better assess the overall financial performance of ongoing operations by eliminating the impact of certain financing decisions related to our convertible debt and certain tax items which may not occur in each period for which financial information is presented and which represent gains or losses unrelated to our ongoing operations. We believe that disclosing these non-GAAP financial measures contributes to enhanced financial reporting transparency and provides investors with added clarity about complex financial performance measures.
We calculate non-GAAP gross profit by excluding from GAAP gross profit, stock compensation expense, restructuring-related charges and acquisition-related expenses. We calculate non-GAAP operating income by excluding from GAAP operating income, stock compensation expense, restructuring-related charges, acquisition-related expenses and certain deferred executive compensation. We calculate non-GAAP operating margin by dividing non-GAAP operating income by GAAP revenue. We calculate non-GAAP net income by excluding from GAAP net income, stock compensation expense, restructuring-related charges, acquisition-related expenses, amortization of discount on convertible debt, and certain deferred executive compensation, as well as certain items related to the retirement of convertible debt, and certain tax items, which may not occur in all periods for which financial information is presented. We also present non-GAAP net income per share on a fully diluted basis. We exclude the items identified above from the respective non-GAAP financial measure referenced above for the reasons set forth with respect to each such excluded item below:
Stock Compensation — because (1) the total amount of expense is partially outside of our control because it is based on factors such as stock price volatility and interest rates, which may be unrelated to our performance during the period in which the expense is incurred, (2) it is an expense based upon a valuation methodology premised on assumptions that vary over time, and (3) the amount of the expense can vary significantly between companies due to factors that can be outside of the control of such companies.
Restructuring-Related Charges — because, to the extent such charges impact a period presented, we believe that they have no direct correlation to future business operations and including such charges does not accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.
Acquisition-Related Expenses — including, when applicable, amortization of acquired intangible assets, because they are not considered by management in making operating decisions and we believe that such expenses do not have a direct correlation to future business operations and thereby including such charges does not accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.
Amortization of Discount on Convertible Debt — comprised of the amortization of the debt discount recorded at inception of the convertible debt borrowing related to the adoption of ASC 470-20, because the expense is dependent on fair value assessments and is not considered by management when making operating decisions.
Deferred Executive Compensation — including charges related to any contingent obligation pursuant to an executive severance agreement because we believe the period over which the obligation is amortized may not reflect the period of benefit and that such expense has no direct correlation with our recurring business operations and including such expenses does not accurately reflect the compensation expense for the period in which incurred.
Gains and Losses on Retirement of Convertible Debt — because, to the extent that gains or losses from such repurchases impact a period presented, we do not believe that they reflect the underlying performance of ongoing business operations for such period.
Certain Income Tax Items — including certain deferred tax charges and benefits which do not result in a current tax payment or tax refund and other adjustments which are not indicative of ongoing business operations.

The non-GAAP financial measures presented in the table above should not be considered in isolation and are not an alternative for, the respective GAAP financial measure that is most directly comparable to each such non-GAAP financial measure. Investors are cautioned against placing undue reliance on these non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures to arrive at these non-GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating operating performance or ongoing business. Further, non-GAAP financial measures are likely to have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.
Our earnings release contains forward looking estimates of non-GAAP operating margin and non-GAAP diluted earnings per share for the first quarter of our 2011 fiscal year (“Q1 2011”). We provide these non-GAAP measures to investors on a prospective basis for the same reasons (set forth above) that we provide them to investors on a historical basis. The following table provides a reconciliation of GAAP operating margin estimate to non-GAAP operating margin estimate for Q1 2011:

Forward Looking Non-GAAP Operating Margin Estimate	27.5%
Less:
Share-based compensation expense	(3.5%)
Amortization of intangible assets	(0.5%)

Forward Looking GAAP Operating Margin Estimate	23.5%

We are unable to provide a reconciliation of our forward looking estimate of Q1 2011 non-GAAP diluted earnings per share to a forward looking estimate of Q1 2011 GAAP diluted earnings per share because certain information needed to make a reasonable forward looking estimate of GAAP diluted earnings per share for Q1 2011 (other than estimated stock compensation expense of $0.06 per diluted share, certain tax items of $0.06 per diluted share, estimated acquisition related expense of $0.01 per diluted share and estimated deferred executive compensation expense with a de minimis impact per diluted share) is difficult to predict and estimate and is often dependent on future events which may be uncertain or outside of our control (e.g., gains and losses on retirement of convertible debt). Our forward looking estimates of both GAAP and non-GAAP measures of our financial performance may differ materially from our actual results and should not be relied upon as statements of fact.
[a]	These charges represent expense recognized in accordance with ASC 718 — Compensation, Stock Compensation. Approximately $1.1 million, $1.9 million and $11.5 million were included in cost of goods sold, research and development expense and selling, general and administrative expense, respectively, for the three months ended October 1, 2010. Approximately $3.9 million, $7.4 million and $29.4 million were included in cost of goods sold, research and development expense and selling, general and administrative expense, respectively, for the fiscal year ended October 1, 2010.

For the three months ended October 2, 2009, approximately $0.9 million, $1.8 million and $4.4 million were included in costs of goods sold, research and development expense and selling, general and administrative expense, respectively.

For the fiscal year ended October 2, 2009, approximately $3.1 million, $6.2 million and $14.2 million were included in costs of goods sold, research and development expense and selling, general and administrative expense, respectively.

[b]	During the second quarter of fiscal 2009, the Company implemented a restructuring plan to reduce global headcount by approximately 4%, or 150 employees.

The total charges related to the plan were $19.4 million. Due to accounting classifications, the charges associated with the plan are recorded in various lines and are summarized as follows:

Cost of goods sold adjustments include approximately $3.5 million of inventory write-downs.

Restructuring and other charges totaled $15.9 million and primarily related to severance and benefits, the impairment of long-lived assets and lease obligations.

During the fiscal year ended October 1, 2010, the Company recorded a $1.0 million credit to restructuring and other charges related to the sale of an impaired long-lived asset.

On October 2, 2006, the Company announced it was exiting its baseband product area. For the fiscal year ended October 2, 2009, selling, general and administrative adjustments of $0.5 million represent a recovery of bad debt expense on specific accounts receivable associated with baseband product.

[c]	The net loss recorded during the fiscal year ended October 1, 2010 relates to a loss on the retirement of $32.6 million of the Company’s 1.25% convertible subordinated notes due on March 1, 2010 offset by a gain on the retirement of $20.4 million of the Company’s 1.50% convertible subordinated notes due on March 1, 2012.

The $0.3 million loss recorded during the three months ended October 2, 2009 relates to the early retirement of $17.4 million of the Company’s 1.25% convertible subordinated notes due on March 1, 2010.

The net gain recorded during the fiscal year ended October 2, 2009 represents the $0.3 million loss recorded during the three months months ended October 2, 2009 offset by a $4.9 million gain related to the early retirement of $40.5 million of the Company’s 1.50% convertible subordinated notes. The notes were retired at a gain of $5.8 million offset by a $0.9 million write-off of deferred financing costs. Please note that this amount has been adjusted to reflect the retrospective adoption of ASC 470-20.

[d]	These charges represent the amortization expense recognized in accordance with ASC 470-20 which was adopted October 3, 2009. Approximately $0.3 million and $2.5 million, respectively, of amortization expense was recognized during the three months and fiscal year ended October 1, 2010.
Our financial statements for the three months and fiscal year ended October 2, 2009 have been adjusted to reflect the retrospective adoption of ASC 470-20. Approximately $1.1 million and $4.6 million, respectively, of amortization expense was recognized during the three months and fiscal year ended October 2, 2009.

[e]	During the three months and fiscal year ended October 1, 2010, these amounts primarily represent the utilization of net operating loss and research and development credit carryforwards.

During the three month period and fiscal year ended October 2, 2009, these adjustments primarily relate to the reversal of a valuation allowance against our deferred tax assets.

SKYWORKS SOLUTIONS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

	Oct. 1,	Oct. 2,
(in thousands)	2010	2009 (1)
Assets
Current assets:
Cash and cash equivalents	$459,385	$370,084
Accounts receivable, net	175,232	115,034
Inventories	125,059	86,097
Prepaid expenses and other current assets	30,189	18,912
Property, plant and equipment, net	204,363	162,299
Goodwill and intangible assets, net	498,096	501,138
Other assets	71,728	99,027

Total assets	$1,564,052	$1,352,591

Liabilities and Equity
Current liabilities:
Credit facility	$50,000	$50,000
Convertible notes	—	31,865
Accounts payable	111,967	69,098
Accrued liabilities and other current liabilities	42,357	45,280
Long-term debt	24,743	41,483
Other long-term liabilities	18,389	6,086
Stockholders’ equity	1,316,596	1,108,779

Total liabilities and equity	$1,564,052	$1,352,591

(1)	Effective October 3, 2009, we adopted ASC 470-20 — Debt, Debt with Conversions and Other Options (“ASC 470-20”) in accordance with GAAP. Our financial statements at October 2, 2009 have been adjusted to reflect the retrospective adoption of this new accounting principle.